FT 8078

TRUST AGREEMENT

Dated: May 9, 2019

This Trust Agreement among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P., as Evaluator and Portfolio Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for FT 906 and certain subsequent Series, effective October 19, 2004" as amended by Amendment dated September 5, 2017 (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

WITNESSETH THAT:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, the Trustee, the Evaluator and the Portfolio Supervisor agree as follows:

PART I

STANDARD TERMS AND CONDITIONS OF TRUST

Subject to the Provisions of Part II and Part III hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument. Facsimile or electronic signatures (including signatures in Portable Document Format (PDF)) to this Trust Agreement shall be acceptable and binding, and this Trust Agreement may be delivered by facsimile or other electronic means (including by electronic mail or a designated document storage website).

PART II

SPECIAL TERMS AND CONDITIONS OF TRUST

CORPORATE INVESTMENT GRADE PORTFOLIO, 3-7 YEAR, SERIES 9

The following special terms and conditions are hereby agreed to:

A.       The Securities defined in Section 1.01(5) listed in Schedule A hereto have been deposited in trust under this Trust Agreement.

B.       The aggregate number of Units outstanding for the Trust on the Initial Date of Deposit and the initial fractional undivided interest in and ownership of the Trust represented by each Unit thereof are set forth in the Prospectus in the section "Summary of Essential Information."

Documents representing this number of Units for the Trust are being delivered by the Trustee to the Depositor pursuant to Section 2.03 of the Standard Terms and Conditions of Trust.

C.       The First General Record Date and the amount of the second distribution of funds from the Interest Account shall be the record date for the first distribution from the Interest Account and the amount of such distribution as set forth in the "Summary of Essential Information" in the Prospectus.

D.       The "First Settlement Date" is the date set forth in the "Summary of Essential Information" in the Prospectus.

E.       First Trust Advisors L.P.'s compensation as referred to in Section 4.03 of the Standard Terms and Conditions of Trust shall be an annual fee in the amount of $0.81 per Unit.

F.       The Trustee's compensation as referred to in Section 6.04 of the Standard Terms and Conditions of Trust shall be an annual fee in the amount of $.98 per Unit calculated based on the largest number of Units outstanding during the calendar year except during the initial offering period as determined in Section 4.01 of this Indenture, in which case the fee is calculated based on the largest number of units outstanding during the period for which the compensation is paid (such annual fee to be pro rated for any calendar year in which the Trustee provides services during less than the whole of such year). However, in no event, except as may otherwise be provided in the Standard Terms and Conditions of Trust, shall the Trustee receive compensation in any one year from any Trust of less than $2,000 for such annual compensation. The Bank of New York Mellon, or any of its affiliates, may perform services in any capacity for any exchange traded fund, investment company, investment trust or other entity whose shares are held as an asset of the Trust, and The Bank of New York Mellon, as Trustee, shall be entitled to receive the foregoing compensation, without reduction, notwithstanding that The Bank of New York Mellon or an affiliate is receiving compensation for services to such exchange traded fund, investment company, investment trust or other entity. Without limiting the scope of the expenses for which the Trustee is entitled to reimbursement in accordance with Section 6.04 of the Standard Terms and Conditions of Trust, the amounts receivable by the Trustee from the Trust shall include amounts charged by the Trustee or an affiliate in connection with custody of securities at any branch or affiliate of the Trustee located outside the United States.

G.       The Initial Date of Deposit for the Trust is May 9, 2019.

Part III

A.       Section 1.01 of the Standard Terms and Conditions of Trust shall be amended to replace the defined term "Bonds" with a defined term "Securities" having the same definition, and the term "Bonds" whenever used throughout the Standard Terms and Conditions of Trust shall be replaced with the term "Securities."

B.       Section 1.01 of the Standard Terms and Conditions of Trust shall be amended to include the following:

"Section 1.01(20). "Percentage Ratio" with respect to each Security in a Trust is that percentage derived by dividing the principal amount of such Security included in the initial deposit made pursuant to Section 2.01 (a) by the total principal amount of all Securities included in such deposit. The Percentage Ratio shall be adjusted to the extent necessary to reflect the occurrence of an event which effects the capital structure of the issuer of the Security or a sale of a Security made pursuant to Section 3.07."

"Section 1.01(21). "Unit holder" shall be the registered holder of any Unit, whether or not in certificated form, as recorded on the registration books of the Trustee."

C.       Section 2.01(e) of the Standard Terms and Conditions of Trust shall be amended to read as follows:

"The Trustee is hereby irrevocably authorized to effect registration or transfer of the Securities in fully registered form to the name of the Trustee or to the name of its nominee or to hold the Securities in a clearing agency registered with the Securities and Exchange Commission, in a book entry system operated by the Federal Reserve Board, with an Eligible Foreign Custodian or in an Eligible Securities Depository."

D.       Clauses (v) and (vi) of Section 2.01(g) of the Standard Terms and Conditions of Trust shall be amended to read as follows:

"(v) In the event the Depositor fails to take such action required by paragraph (iii) above, the Trustee shall, on the settlement date for such subscription, settle the securities transactions specified in the Subscription Notice to the extent assets are available in the Trust or from sales of additional Units created by such deposit.

(vi) Neither the Trustee nor Unit holders of the Trust will be responsible for any loss resulting from the failure of the Depositor to take such action required by paragraph (iii) above."

E.       References in Section 3.05 of the Standards Terms and Conditions of Trust to a Trust's Record Date or Monthly Record date occurring on the fifteenth day of a month shall be replaced with the tenth day of a month, and references to distributions occurring on the first day of the month following a Record Date shall be replaced with the twenty-fifth day of the month in which the related Record Date occurs.

F.       Section 3.06 of the Standard Terms and Conditions of Trust shall be amended to restate clause (3) of paragraphs (A) and (B) as follows:

"(3) the deductions for payment of applicable taxes and fees and expenses, including amounts paid for updating of the Trust's registration statement which shall be separately identified, and"

G.       Section 3.07 of the Standard Terms and Conditions of Trust shall be amended to add the following section immediately after Section 3.07(g):

"(h) that there has been a public tender offer made for a Security or a merger or acquisition is announced affecting a Security, and that in the opinion of the Sponsor the sale or tender of the Security is in the best interest of the Unit holders;

(i) that the sale of Securities is necessary or advisable: (i) in order to maintain the qualification of the Trust as a regulated investment company in the case of a Trust which has elected to qualify as such; or (ii) to provide funds to make any distribution from such a Trust for a taxable year in order to avoid imposition of any income or excise taxes on undistributed income in the Trust;

(j) that as a result of the ownership of the Security, the Trust or its Unit holders would be a direct or indirect shareholder of a passive foreign investment company as defined in section 1297(a) of the Internal Revenue Code; or

(k)        that such sale is necessary for the Trust to comply with such federal and/or state securities laws, regulations and/or regulatory actions and interpretations which may be in effect from time to time."

H.       For Trusts which intend to qualify as a regulated investment company, as set forth in the Prospectus for such Trusts, Article III of the Standard Terms and Conditions of Trust shall be amended to include the following section:

"Section 3.16. Regulated Investment Company Election; Trustee's Reliance on Advice of the Trust Accountants with respect to compliance with Regulated Investment Company Rules. Each Trust elects to be treated and to qualify as a "regulated investment company," as set forth in the Prospectus for such Trusts, each such Trust elects to be treated and to qualify as a "regulated investment company", as defined in the Internal Revenue Code, and the Trustee is hereby directed to make such elections, including any appropriate election to be taxed as a corporation, as shall be necessary to effect such qualification.

The Trustee will engage accountants selected by the Depositor to prepare or review tax returns and tax filings for each such Trust and otherwise to monitor all aspects of such Trust's compliance with the rules of the Internal Revenue Code applicable to regulated investment companies. The Trustee shall not be liable to any person for any actions taken upon the instruction of such accountants or for any omission in the absence of such instruction."

I.       The heading of Article IV of the Standard Terms and Conditions of Trust shall be replaced with the following:

"Article IV Evaluation of Securities; Compensation for Evaluation, Portfolio Supervisions and Bookkeeping and Administrative Services; Succession"

J.       Section 4.03 of the Standard Terms and Conditions of Trust shall be replaced with the following:

"Section 4.03. Compensation for Services Provided. As compensation for providing portfolio supervisory services in its capacity as Portfolio Supervisor, evaluation services in its capacity as Evaluator, and for providing bookkeeping and other administrative services to the Trust of a character described in Section 26(a)(2)(C) of the Investment Company Act of 1940, and to the extent that such services are in addition to, and do not duplicate, the services to be provided hereunder by the Trustee, First Trust Advisors L.P. shall receive, in arrears, against a statement or statements therefor submitted to the Trustee monthly or annually an aggregate annual fee in the per Unit amount set forth in Part II of the Trust Agreement for the Trust, calculated based on the largest number of Units outstanding during the calendar year, except during the initial offering period as determined in Section 4.01 of this Indenture, in which case the fee is calculated based on the largest number of Units outstanding during the period for which the compensation is paid (such annual fee to be pro rated for any calendar year in which First Trust Advisors L.P. provides services described herein during less than the whole of such year). Such fee may exceed the actual cost of providing such services for the Trust, but at no time will the total amount received by First Trust Advisors L.P. for rendering the services described in this Section 4.03 to unit investment trusts of which the Depositor is the sponsor in any calendar year exceed the aggregate cost to First Trust Advisors L.P. of supplying such services in such year. Such compensation may, from time to time, be adjusted provided that the total adjustment upward does not, at the time of such adjustment, exceed the percentage of the total increase after the date hereof in consumer prices for services as measured by the United States Department of Labor Consumer Price Index entitled "All Services Less Rent of Shelter" or similar index, if such index should no longer be published. The consent or concurrence of any Unit holder hereunder shall not be required for any such adjustment or increase. Such compensation shall be paid by the Trustee, upon receipt of an invoice therefor from First Trust Advisors L.P., which shall constitute the representation by First Trust Advisors L.P. that the bookkeeping and administrative services for which compensation is claimed are properly compensable hereunder and that the aggregate cost incurred by First Trust Advisors L.P. of providing portfolio supervisory, evaluation and bookkeeping and administrative services hereunder was not less than the compensation claimed, upon which representation the Trustee may conclusively rely. Such compensation shall be charged against the Interest and/or Principal Accounts in accordance with Section 3.05.

If the cash balance in the Interest and Principal Accounts shall be insufficient to provide for amounts payable pursuant to this Section 4.03, the Trustee shall have the power to sell (i) Securities from the current list of Securities designated to be sold pursuant to Section 5.02 hereof, or (ii) if no such Securities have been so designated, such Securities as the Trustee may see fit to sell in its own discretion, and to apply the proceeds of any such sale in payment of the amounts payable pursuant to this Section 4.03.

Any monies payable to First Trust Advisors, L.P. pursuant to this Section 4.03 shall be secured by a lien on the Trust prior to the interest of Unit holders, but no such lien shall be prior to any lien in favor of the Trustee under the provisions of Section 6.04 herein."

K.       Section 4.04 of the Standard Terms and Conditions of Trust shall be replaced in its entirety by the following:

"Section 4.04. Liability of Evaluator. The Trustee, Depositor and the Unit holders may rely on any Evaluation furnished by First Trust Advisors L.P., acting in its capacity as Evaluator, and shall have no responsibility for the accuracy thereof. The determinations made by the Evaluator hereunder shall be made in good faith upon the basis of the best information available to it. The Evaluator shall be under no liability to the Trustee, Depositor or the Unit holders for errors in judgment; provided, however, that this provision shall not protect the Evaluator against any liability to which it would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder."

L.       Section 4.05 of the Standard Terms and Conditions of Trust shall be replaced with the following:

"Section 4.05. Resignation and Removal of Portfolio Supervisor and/or Evaluator and/or Provider of Bookkeeping Services Described in Section 4.03; Successor. (a) First Trust Advisors L.P. and any successor appointed as hereafter provided, in its capacity as Evaluator and/or Portfolio Supervisor and/or provider of bookkeeping services described in Section 4.03, may resign and be discharged hereunder by executing an instrument of resignation in writing and filing the same with the Depositor and the Trustee, not less than sixty days before the date specified in such instrument when, subject to Section 4.05(f), such resignation is to take effect. Upon receiving such notice of resignation, the Depositor and the Trustee shall use their best efforts to appoint a successor to act in the capacity as to which the resignation applies, such successor to have qualifications and to be compensated at a rate of compensation satisfactory to the Depositor and the Trustee. Such appointment shall be made by written instrument executed by the Depositor and the Trustee, in duplicate, one copy of which shall be delivered to the resigning party and one copy to the successor. The Depositor or the Trustee may remove the Evaluator and/or Portfolio Supervisor and/or party performing bookkeeping and administrative services at any time upon thirty days' written notice and appoint a successor to act in the capacity to which the removed applies, such successor to have qualifications and to be compensated at a rate of compensation satisfactory to the Depositor and the Trustee, provided, however, that so long as First Trust Portfolios L.P. is acting as Depositor, the Trustee shall have no power to remove any affiliate of the Depositor who may be acting in any such capacity or capacities. Such appointment shall be made by written instrument executed by the Depositor and the Trustee, in duplicate, one copy of which shall be delivered to the party removed and one copy to its successor. Notice of such resignation or removal and appointment of a successor shall be mailed by the Trustee to each Unit holder then of record.

(b) Any successor evaluator and/or successor portfolio supervisor and/or provider of bookkeeping and administrative services described in Section 4.03, as appropriate, appointed hereunder, shall execute, acknowledge and deliver to the Depositor and the Trustee an instrument accepting such appointment hereunder, and such successor without any further act, deed or conveyance shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder with like effect as if originally named herein and shall be bound by all the terms and conditions of this Indenture.

(c) The Portfolio Supervisor may employ one or more sub-Portfolio Supervisors to assist in performing the services set forth in this Section 4.05 and shall not be answerable for the default of any such sub-Portfolio Supervisors if such sub-Portfolio Supervisors shall have been selected with reasonable care, provided, however, that the Portfolio Supervisor will indemnify and hold the Trust harmless from and against any loss occurring as a result of a sub-Portfolio Supervisor's willful misfeasance, reckless disregard, bad faith, or gross negligence in performing supervisory duties. The fees and expenses charged by such sub-Portfolio Supervisors shall be paid by the Portfolio Supervisor out of proceeds received by the Portfolio Supervisor in accordance with Section 4.03 hereof.

(d) In case at any time the Evaluator and/or Portfolio Supervisor and/or provider of bookkeeping and administrative services described in Section 4.03 shall resign and no successor shall have been appointed and have accepted appointment within thirty days after notice of resignation has been received by the Depositor and the Trustee, the resigning party may forthwith apply to a court of competent jurisdiction for the appointment of a successor. Such court may thereupon after such notice, if any, as it may deem proper and prescribe, appoint a successor.

(e) Any corporation into which the Evaluator and/or Portfolio Supervisor and/or provider of bookkeeping and administrative services described in Section 4.03 hereunder may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Evaluator and/or Portfolio Supervisor and/or provider of bookkeeping and administrative services described in Section 4.03 hereunder shall be a party, shall be the successor under this Indenture without the execution or filing of any paper, instrument or further act to be done on the part of the parties hereto, notwithstanding anything to the contrary contained herein or in any agreement relating to such merger or consolidation by which the Evaluator and/or Portfolio Supervisor and/or provider of bookkeeping and administrative services described in Section 4.03 may seek to retain certain powers, rights and privileges for any period of time following such merger or consolidation.

(f) Any resignation or removal of the Evaluator and/or Portfolio Supervisor and/or provider of bookkeeping and administrative services described in Section 4.03 shall become effective upon acceptance of appointment by the successor as provided in subsection (b) hereof."

M.       The third paragraph of Section 5.01 of the Standard Terms and Conditions of Trust is deleted.

N.       The following paragraph shall be added following the sixth paragraph of Section 5.02 of the Standard Terms and Conditions of Trust;

"Nothwithstanding the foregoing, when directed by the Depositor or when determined by the Trustee, the Trustee may advance funds required to pay the Redemption Price, provided that the Trustee shall have no obligation to advance funds if the unreimbursed amount advanced to the Trust for this purpose then equals at least $15,000. When directed by the Depositor or determined by the Trustee, but in all events as promptly as reasonably practicable whenever the unreimbursed amount advanced by the Trustee equals or exceeds $15,000, the trustee shall sell additional Securities and shall reimburse itself the amount of the advance, provided that the Trustee's right to reimbursement shall not be affected by any delay in sale or reimbursement. The Trustee's right to reimbursement shall be secured by a lien on the Trust prior to the interest of the Unit holders."

O.       Section 5.03 of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

"Section 5.03. Transfer of Units. Subject to Section 2.03(b), the registered holder of any Unit may transfer such Unit by the presentation of transfer instructions to the Trustee at the corporate trust office of the Trustee accompanied by such documents as the Trustee deems necessary to evidence the authority of the person making such transfer and executed by the registered holder or his authorized attorney, whereupon the Trustee shall make proper notification of such transfer on the registration books of the Trustee.

A sum sufficient to pay any tax or other governmental charge that may be imposed in connection with any such transfer shall be paid by the Unit holder to the Trustee.

With respect to Units registered in the name of the Depository Trust Company (or its nominee, Cede & Co.), (a) the Trustee and the Depositor may treat the Depository Trust Company as the absolute owner of such Units for all purposes whatsoever, including, without limitation, the payment of distributions and the giving of reports and notices of redemption, tender and other matters with respect to such Units and (b) the Trustee shall have no responsibility or obligation with respect to (i) the accuracy of the records of beneficial ownership of such Units maintained by the Depository Trust Company (or any participant in the Depository Trust Company), (ii) the delivery to any beneficial owner of such Units (other than the Depository Trust Company) of any report or any notice of redemption, tender or any other matter related to such Units, (iii) the payment or distribution to any beneficial owner of such Units (other than the Depository Trust Company) of any amount payable or other property distributable with respect to such Units, (iv) the failure of the Depository Trust Company (or any participant in the Depository Trust Company) to effect any transfer of Units or (v) any other act or omission of the Depository Trust Company (or any participant in the Depository Trust Company)."

P.       Section 6.01(c) of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

"(c) The Trustee shall not be responsible for or in respect of the recitals herein, the validity or sufficiency of this Indenture or for the due execution hereof by the Depositor, the Portfolio Supervisor or the Evaluator, or for the form, character, genuineness, sufficiency, value or validity of any of the Securities (except that the Trustee shall be responsible for the exercise of due care in determining the genuineness of Securities delivered to it pursuant to contracts for the purchase of such Securities) or for or in respect of the validity or sufficiency of the Units, or for any policy of Insurance, including (without limiting the foregoing) the terms thereof, its due execution and delivery or the payment by the Insurer of amounts due under, or the performance by the Insurer of its obligation in accordance with, the Insurance, if any, and the Trustee shall in no event assume or incur any liability, duty or obligation to any Unit holder or the Depositor other than as expressly provided for herein. The Trustee shall not be responsible for or in respect of the validity of any signature by or on behalf of the Depositor, the Portfolio Supervisor or the Evaluator;"

Q.        Section 6.01(e) of the Standard Terms and Conditions of Trust shall be amended to read as follows:

"(e) (1) Subject to the provisions of subparagraph (2) of this paragraph, the Trustee may employ agents, sub-custodians, attorneys, accountants and auditors and shall not be answerable for the default or misconduct of any such agents, sub-custodians, attorneys, accountants or auditors if such agents, sub-custodians, attorneys, accountants or auditors shall have been selected with reasonable care. The Trustee shall be fully protected in respect of any action under this Indenture taken or suffered in good faith by the Trustee in accordance with the opinion of counsel, which may be counsel to the Depositor acceptable to the Trustee, provided, however that this disclaimer of liability shall not excuse the Trustee from the responsibilities specified in subparagraph (2) below. The fees and expenses charged by such agents, sub-custodians, attorneys, accountants or auditors shall constitute an expense of the Trust reimbursable from the Interest and Principal Accounts of the Trust as set forth in Section 6.04 hereof.

(2) To the extent permitted under the Investment Company Act of 1940 as evidenced by an opinion of counsel to the Depositor satisfactory to the Trustee or "no-action" letters or exemptive orders issued by the Securities and Exchange Commission or its staff, the Trustee may place and maintain in the care of an Eligible Foreign Custodian (which is employed by the Trustee as a sub-custodian as contemplated by subparagraph (1) of this paragraph (e) and which may be an affiliate or subsidiary of the Trustee or any other entity in which the Trustee may have an ownership interest) or an Eligible Securities Depository the Trust's investments (including foreign currencies) for which the primary market is outside the United States, and such cash and cash equivalents in amounts reasonably necessary to effect the Trust's transactions in such investments, provided that:

(A) The Trustee shall indemnify the Trust and hold the Trust harmless from and against any risk of loss of Trust assets held with an Eligible Foreign Custodian in accordance with the foreign custody contract.

(B) The Trustee shall exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of Trust assets would exercise, and shall be liable to the Trust for any loss occurring as a result of its failure to do so.

(C) The Trustee shall perform all duties assigned to the Foreign Custody Manager by Rule 17f-5 under the Investment Company Act of 1940 (17 CFR Section 270.17f-5), as now in effect or as such rule may be amended in the future ("Rule 17f-5"). The Trustee shall not delegate such duties.

(D) The Trustee shall (i) provide the Depositor with an analysis of the custody risks associated with maintaining assets with an Eligible Securities Depository; (ii) monitor the custody risks associated with maintaining assets with the Eligible Securities Depository on a continuing basis and promptly notify the Depositor of any material change in such risks; and (iii) exercise reasonable care, prudence and diligence in performing the foregoing duties. The Depositor shall instruct the Trustee to take such action as the Depositor deems appropriate in response to a notification by the Trustee provided pursuant to (ii) in the preceding sentence.

(E) The Trust's Prospectus shall contain such disclosure regarding foreign securities and foreign custody as is required for management investment companies by Forms N-1A and N-2. Such Prospectus shall also contain disclosure concerning the Depositor's responsibilities described in (D) above.

(F) The Trustee shall maintain and keep current written records regarding the basis for the choice or continued use of a particular Eligible Foreign Custodian pursuant to this subparagraph for a period of not less than six years from the end of the fiscal year in which the Trust was terminated, the first two years in an easily accessible place. Such records shall be available for inspection by Unit holders and the Securities and Exchange Commission at the Trustee's corporate trust office during its usual business hours."

R.       Section 6.01 of the Standard Terms and Conditions of Trust shall be amended to add the following as paragraph (l):

"(l) The Trustee may act, and may engage any corporation, partnership or other entity affiliated with The Bank of New York Mellon (an "Affiliated Entity") to act, as broker or dealer to execute transactions, including the purchase or sale of any securities currently distributed, underwritten or issued by any Affiliated Entity, and receive, or pay to the Affiliated Entity, as applicable, compensation for such services at standard commission rates, markups or concessions."

S.       Section 6.01 of the Standard Terms and Conditions of Trust shall be amended to add the following as paragraphs (m) and (n):

"(m) The Trust may include (i) a letter or letters of credit meeting the requirements of Section 2.01 for the purchase of Securities or Contract Obligations issued by the Trustee in its individual capacity for the account of the Depositor or (ii) Securities issued by the Trustee, its parent, or affiliates, and the Trustee may otherwise deal with the Depositor and the Trust with the same rights and powers as if it were not the Trustee hereunder.

(n)       The Trustee in its individual or any other capacity may become an owner or pledgee of, or be an underwriter or dealer in respect of, obligations issued by the same issuer (or an affiliate of such issuer) of any Securities at any time held as part of the Trust and may deal in any manner with the same or with the issuer (or an affiliate of the issuer) with the rights and powers as if it were not the Trustee hereunder."

T.       Paragraph (e) of Section 6.05 of the Standard Terms and Conditions of Trust shall be amended by adding the following sentence at the end thereof:

"The Trustee's and each successor Trustee's right to indemnification shall survive its resignation or removal."

U.       Section 8.02(b) of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

"(b) deduct from the Interest Account of such Trust or, to the extent that funds are not available in such Account, from the Principal Account of such Trust, and pay accrued and unpaid fees of the Evaluator, the Portfolio Supervisor, the Depositor and counsel in connection with such Trust, if any;"

V.       Section 8.05 of the Standard Terms and Conditions of Trust shall be replace in its entirety with the following:

"Section 8.05 Written Notice. Any notice, demand direction or instruction to be given to either the Depositor, Portfolio Supervisor or Evaluator shall be in writing and shall be duly given if mailed or delivered to such party at 120 East Liberty Drive, Suite 400, Wheaton, Illinois 60187, or at such other address as shall be specified by the Depositor, Portfolio Supervisor or Evaluator to the other parties hereto in writing.

Any notice, demand, direction or instruction to be given to the Trustee shall be in writing and shall be duly given if mailed or delivered to the Unit Investment Trust offices of the Trustee, 240 Greenwich Street, FL, 20W, New York, New York 10286, or at such other address as shall be specified by the Trustee to the other parties hereto in writing.

Any notice to be given to the Unit holders shall be duly given if mailed by first class mail with postage prepaid to the address of such Unit holder appearing on the registration books of the Trustee."

W.       All references to The Bank of New York in the Standard Terms and Conditions of Trust shall be replaced with "The Bank of New York Mellon."

X.       Article IV of the Standard Terms and Conditions of Trust shall be amended to add the following:

"Section 4.06. Liability of Portfolio Supervisor. The Portfolio Supervisor shall be under no liability to the Unit holders for any action taken or for refraining from the taking of any action in good faith pursuant to this Indenture or for errors in judgment, but shall be liable only for its own willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder."

Y.       Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the last sentence of Section 3.01 shall be replaced with the following:

"As used herein, the Depositor's reimbursable expenses of organizing the Trust shall include the cost of the initial preparation and typesetting of the registration statement, prospectuses (including preliminary prospectuses), the indenture, and other documents relating to the Trust, SEC and state blue sky registration fees, the cost of the initial valuation of the portfolio and audit of the Trust, the costs of a portfolio consultant, and licensing fees required for the establishment of the Trust under license agreements which provide for full payment of the licensing fees not later than the conclusion of the Organization Expense Period, if any, the initial fees and expenses of the Trustee, and legal and other out-of-pocket expenses related thereto, but not including the expenses incurred in the printing of preliminary prospectuses and prospectuses, expenses incurred in the preparation and printing of brochures and other advertising materials and any other selling expenses."

Z.       Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 2.03 is restated in full as follows:

"Section 2.03. Issuance of Units. The Trustee hereby acknowledges receipt of the deposit referred to in Section 2.01. Notwithstanding any provisions of the Indenture to the contrary, Units shall be held solely in uncertificated form evidenced by appropriate notation in the registration books of the Trustee, and no Unit holder shall be entitled to the issuance of a Certificate evidencing the Units owned by such Unit holder. The only permitted registered holders of Units shall be Depository Trust Company (or its nominee, Cede & Co.); consequently, individuals must hold their Units through an entity which is a participant in Depository Trust Company. Except as provided by the preceding provisions of this paragraph, the rights specified in this Indenture of holders of Units evidenced by a Certificate shall apply to holders of Units held in uncertificated form."

AA. For Trusts which make annualized distributions of income, as set forth in the Prospectus for such Trusts, Section 2.01(f) is amended to add the following:

"If the Cash amount pursuant to the foregoing calculation is negative, the Trustee shall distribute to the Depositor the amount of such deficit, and may advance funds to the Trust for such purpose, such advance to be repaid and secured in the manner provided in Section 3.05 as amended herein."

BB.       Section 3.06 of the Standard Terms and Conditions of Trust shall be amended to include the following paragraph at the end of such section:

"With respect to any Trust which has elected to be taxed as a regulated investment company, amounts distributable from the Income Account upon termination of the Trust pursuant to Section 8.02 shall be treated as transferred to the Principal Account and included in the dollar amount reported as distributed from the Principal Account for all purposes of this Section 3.06."

CC. Section 2.03 of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

"Section 2.03. Issuance of Units; Units Solely in Uncertificated Form; When Units are Deemed Outstanding. (a) The Trustee hereby acknowledges receipt of the deposit of the Securities listed in Schedule A to the Trust Agreement and referred to in Section 2.01 hereof and, simultaneously with the receipt of said deposit, has recorded on its books the ownership, by the Depositor or such other person or persons as may be indicated by the Depositor, of the aggregate number of Units specified in the Trust Agreement and has delivered, or on the order of the Depositor will deliver, in exchange for such Securities, documentation confirming the ownership of the number of Units specified. The number of Units may be increased through a split of the Units or decreased through a reverse split thereof, as directed in writing by the Depositor, at any time when the Depositor is the only beneficial holder of Units, which revised number of Units shall be recorded by the Trustee on its books. The Trustee shall be entitled to rely on the Depositor's direction as certification that no person other than the Depositor has a beneficial interest in the Units and the Trustee shall have no liability to any person for action taken pursuant to such direction. The Trustee hereby agrees that on the settlement of a subscription for Units made pursuant to Section 2.01(g) or otherwise on the date of any Notice of Deposit of Additional Securities from the Depositor to the Trustee, it shall acknowledge that the Additional Securities identified therein have been deposited with it by recording on its books the ownership, by the Depositor or such other person or persons as may be indicated by the Depositor, of the aggregate number of Units to be issued in respect of such additional Securities so deposited.

(b) Units shall be held solely in uncertificated form evidenced by appropriate notation in the registration books of the Trustee, and no Unit holder shall be entitled to the issuance of a certificate evidencing the Units owned by such Unit holder. The only permitted registered holders of Units of a Trust shall be (i) Depository Trust Company (or its nominee, Cede & Co.) or (ii) only if the FTPS Unit Servicing Agent is a party to the Trust Agreement for that Trust, the FTPS Unit Servicing Agent; consequently, individuals who are not holders of FTPS Units must hold their Units through an entity which is a participant in Depository Trust Company. Notwithstanding the foregoing, the Trustee is authorized to, and shall when requested by Depository Trust Company, issue to Depository Trust Company (or its nominee, Cede & Co.), a balance certificate evidencing all Units of a Trust held by Depository Trust Company from time to time, in such form as Depository Trust Company shall specify.

(c) For purposes of the administration of a Trust, a Unit created by a supplemental deposit pursuant to Section 2.01(b) or by a subscription pursuant to Section 2.01(f) shall be treated as outstanding on the first Business Day following the deposit or subscription, respectively, and a Unit tendered for redemption shall be treated as no longer outstanding on the first Business Day following the Trustee's receipt of the tendered Unit."

IN WITNESS WHEREOF, First Trust Portfolios L.P., The Bank of New York Mellon, and First Trust Advisors L.P. have each caused this Trust Agreement to be executed and the respective corporate seal to be hereto affixed and attested (if applicable) by authorized officers; all as of the day, month and year first above written.

FIRST TRUST PORTFOLIOS L.P.,

 Depositor

First Trust Advisors, L.P.,

 Evaluator and Portfolio Supervisor

By Elizabeth H. Bull
 Senior Vice President of:

  First Trust Portfolios L.P. and

  First Trust Advisors L.P.

THE BANK OF NEW YORK MELLON, Trustee

By Joan A. Currie
 Director

[SEAL]

ATTEST:

Elizabeth A. Fernandes

Vice President

SCHEDULE A TO TRUST AGREEMENT

Securities Initially Deposited

FT 8078

(Note: Incorporated herein and made a part hereof for the Trust is the "Schedule of Investments" for the Trust as set forth in the Prospectus.)